Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-4 of Nicolet Bankshares, Inc. of our report dated February 27, 2015 relating to the consolidated financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2014, which appears in the joint proxy statement/prospectus and is part of the Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in the joint proxy statement/prospectus, which is part of the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin

November 23, 2015